UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 22, 2015

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as "we" or "AT&T." We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireless and wireline telecommunications services and equipment both domestically and internationally.

We announced on April 22, 2015 that first-quarter 2015 net income attributable to AT&T totaled $3.2 billion, or $0.61 per diluted share, compared to net income attributable to AT&T of $3.7 billion, or $0.70 per diluted share, in the first quarter of 2014.

First-quarter 2015 revenues were $32.6 billion, up 0.3 percent from the first-quarter 2014. First quarter revenues reflect increased revenues from wireless devices sold under AT&T NextSM (AT&T Next) and continued growth in our AT&T U-verse® (U-verse) and strategic business services, partially offset by decreased wireless service revenues, continued declines in our legacy voice and data products and the loss of revenues due to the October 2014 sale of our Connecticut operations. Compared with results for the first quarter of 2014, operating expenses were $27.1 billion versus $26.2 billion; operating income was $5.5 billion, down from $6.3 billion; and AT&T's operating income margin was 16.7 percent, compared to 19.3 percent. First-quarter 2015 cash from operating activities was $6.7 billion, down from $8.8 billion in the year-ago quarter reflecting the timing of working capital payments.

Revenues from our Wireless segment for the first-quarter of 2015 were $18.2 billion, up 1.8 percent versus the year-ago quarter. The increase in revenues reflected the continuing trend by our postpaid subscribers to choose devices on installment purchase (our AT&T Next program) rather than the device subsidy model, which resulted in increased equipment revenue recognized for device sales, partially offset by decreased wireless service revenues reflecting continued customer growth of Mobile Share Value plans. First-quarter 2015 wireless operating expenses totaled $13.7 billion, up 7.2 percent versus the first quarter of 2014, largely due to higher equipment costs and costs associated with the acquisition of Leap Wireless International, Inc. (Leap). AT&T's wireless operating income margin was 24.5 percent compared to 28.3 percent in the year-ago quarter, reflecting increased Next sales volumes and Cricket® operational costs, partially offset by increased revenues from Cricket.

We reported a net gain of 1,218,000 wireless subscribers in the first quarter of 2015, bringing our wireless customer base to approximately 121.8 million at March 31, 2015, compared to 116.0 million at March 31, 2014. During the first quarter, net adds for connected devices were 945,000, including 684,000 net adds of connected cars. Postpaid subscriber net adds were 441,000. Prepaid subscriber net adds were 98,000, due to continued growth in Cricket's smartphone base. Reseller had a net loss of 266,000, which was primarily due to losses in low-end subscribers. Total postpaid tablet net adds were 711,000 in the first quarter of 2015.

During the first quarter of 2015, smartphone sales and upgrades were 6.2 million. Sales under AT&T Next continue to increase during the first quarter, with 65 percent of all postpaid smartphone gross adds and upgrades taking Next, compared to 58 percent in the fourth quarter of 2014. During the first quarter of 2015, we sold 4.1 million smartphones under our AT&T Next program.

In the first quarter of 2015, an increasing percentage of subscribers have chosen to move to our simple pricing and no-device-subsidy service plans (referred to as Mobile Share and Mobile Share Value, collectively referred to as "Mobile Share Plans"). At March 31, 2015 Mobile Share Plans represented almost 56 million connections, or more than 70 percent of postpaid subscribers. About 62 percent of our postpaid smartphone base is on no-device-subsidy plans. At the end of the quarter, about 49.0 million of postpaid smartphone subscribers are on usage-based data plans, compared to 42.7 million a year ago.

For the quarter ended March 31, 2015 postpaid phone-only ARPU decreased 9.6 percent versus the year-earlier quarter and 1.7 percent sequentially. Postpaid phone-only ARPU plus AT&T Next decreased 1.9 percent but increased 0.4 percent sequentially.

Postpaid churn was 1.02 percent, compared to 1.07 percent in the year-ago quarter and 1.22 percent in the fourth quarter of 2014. Total customer churn was 1.40 percent versus 1.39 percent in the first quarter of 2014 and 1.59 percent in the fourth quarter of 2014.

Revenues from our Wireline segment for the first quarter of 2015 were $14.1 billion, a 3.1 percent decrease from the year-ago quarter and were down 2.9 percent on a sequential quarterly basis. Our first-quarter 2014 revenues include revenues from our Connecticut operations, which were sold in October 2014. Total revenues from our wireline business customers were $8.3 billion, a decrease of 4.4 percent from the year-ago quarter, reflecting continued declines in older circuit-based data services and voice partially offset by increases in IP-based data services. Total revenues from our wireline consumer customers were $5.7 billion, a decrease of 1.0 percent compared to the first-quarter 2014, driven by a decline in voice revenues and the loss of revenues associated with our Connecticut operations offset by the continued increase in IP-based broadband and video revenues.

Our wireline connections in the first three quarters of 2015 will be lower than the same periods in 2014 due to the October 2014 sale of our Connecticut operations. At March 31, 2015, our total switched access lines were 18.9 million compared with 23.6 million at March 31, 2014. The decline in switched access lines also reflects continuing economic pressures on our customers as well as customers switching to another AT&T product, like wireless and VoIP and increasing competition from other wireless, VoIP and cable providers. The number of U-verse voice connections (which use VoIP technology and therefore are not included in the access line total) increased by 318,000 in the quarter to reach 5.2 million at March 31, 2015 compared to 4.1 million at March 31, 2014. Our total broadband connections were 16.1 million at March 31, 2015 and 16.5 million at March 31, 2014. U-verse High Speed Internet subscribers totaled 12.6 million at March 31, 2015, and now represent nearly 80 percent of our total broadband base. At March 31, 2015, the number of U-verse video subscribers totaled 6.0 million, with a net gain of 50,000 subscribers in the first quarter of 2015. U-verse video penetration of customer locations was approximately 22 percent at March 31, 2015.

First-quarter wireline operating expenses totaled $12.7 billion, down 3.1 percent from the year-ago quarter, reflecting the sale of our Connecticut operations offset by TV content cost pressure, declines in legacy services and noncash benefit expenses. AT&T's wireline operating margin was 10.0 percent, compared to 10.0 percent in the year-earlier quarter.

On January 16, 2015, we acquired Mexican wireless company GSF Telecom Holdings, S.A.P.I. de C.V. (marketed under the name Iusacell) and began reporting those results in our new International segment. First quarter 2015 operating revenues were $236 million, operating expenses were $263 million and operating loss was $27 million.

As a supplemental discussion of our operating results we are providing a view of our AT&T Business Solutions (ABS) business revenues which includes revenues reported in our Wireless and Wireline operating segments. This combined view of revenues from our business customers presents a complete revenue profile of the entire customer relationship, and underscores the growing importance of mobile solutions to serving business customers. ABS wireless revenues for the first quarter of 2015 were $9.4 billion, up 4.6 percent versus the year-ago quarter. ABS wireless revenues include services sold directly to businesses as well as revenues from wireless customers who pay lower negotiated rates through their employers. Total revenues from our ABS customers in the first quarter of 2015 were negatively impacted by the sale of our Connecticut operations, our exit from low-margin wholesale businesses and foreign exchange rates, and totaled $17.7 billion, up 0.2 percent from the year-ago quarter. At March 31, 2015, mobile services represented approximately 53% of total ABS revenues, up from 51% at March 31, 2014.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: April 22, 2015	By: /s/ Paul W. Stephens_____ Paul W. Stephens Senior Vice President and Controller